Exhibit (a)(8)

Voting Instruction Form (“VIF”) — Special Meeting to be held on March 31, 2005

NON-REGISTERED (BENEFICIAL) SHAREHOLDERS
1.	We are sending to you the enclosed proxy-related materials that relate to a meeting of the holders of the series or class of securities that are held on your behalf by the intermediary identified above. Unless you attend the meeting and vote in person, your securities can be voted only by management, as proxyholder of the registered holder, in accordance with your instructions.
2.	We are prohibited from voting these securities on any of the matters to be acted upon at the meeting without your specific voting instructions. In order for these securities to be voted at the meeting, it will be necessary for us to have your specific voting instructions. Please complete and return the information requested in this VIF to provide your voting instructions to us promptly.
3.	Every shareholder has the right to appoint some other person of their choice, who need not be a shareholder, to attend and act on their behalf at the meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen appointee in the space provided (see reverse).
4.	This VIF should be signed by you in the exact manner as your name appears on the VIF. If these voting instructions are given on behalf of a body corporate set out the full legal name of the body corporate, the name and position of the person giving voting instructions on behalf of the body corporate and the address for service of the body corporate.
5.	If this VIF is not dated, it will be deemed to bear the date on which it is mailed by management to you.
6.	When properly signed and delivered, securities represented by this VIF will be voted as directed by you, however, if such a direction is not made in respect of any matter, the VIF will direct the voting of the securities to be made as recommended by management in the Management Information Circular for the meeting.
7.	This VIF confers discretionary authority on the appointee to vote as the appointee sees fit in respect of amendments or variations to matters identified in the notice of meeting or other matters as may properly come before the meeting or any adjournment thereof.
8.	Should you wish to attend the meeting and vote in person, please write your name in the place provided for that purpose in this VIF and we will send to you a form of legal proxy which will grant you the right to attend the meeting and vote in person. If you require assistance in that regard, please contact the Registered Representative who services your account .
9.	Your voting instructions will be recorded on receipt of the VIF and a legal form of proxy will be submitted on your behalf.
10.	By providing voting instructions as requested, you are acknowledging that you are the beneficial owner of, and are entitled to instruct us with respect to the voting of, these securities.
11.	If you have any questions regarding the enclosed documents, please contact the Registered Representative who services your account.
12.	This VIF should be read in conjunction with the accompanying Management Information Circular.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may choose an appointee other than the Management appointees named on the reverse of this VIF. Instead of mailing this VIF, you may choose one of the two voting methods outlined below to vote this VIF. Have this VIF in hand if you call.

•	Call the toll free number listed BELOW from a touch tone telephone. There is NO CHARGE for this call. 1 8XX XXX-XXXX

•	Voting Instructions must be received by 5:00 pm, Eastern Time, March 30, 2005.

•	Go to the following web site: www.computershare.com/ca/proxy/masonite

•	Voting Instructions must be received by 5:00 pm, Eastern Time, March 30, 2005.

To vote by telephone or the Internet, you will need to provide your HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

HOLDER ACCOUNT NUMBER  C1234567890          ACCESS NUMBER  12345

If you vote by telephone or the Internet, DO NOT mail back this VIF.

If voting by mail, VIFs should be received by 5:00 pm, Eastern Time, on March 30, 2005. Please refer to the Management Information Circular for further information.

005DXA

Appointee(s)
I/we being holders of the Corporation hereby appoint Peter A. Crossgrove, Chairman, or, failing him, Howard Beck	OR	Print the name of the person you are appointing if this person is someone other than the Management Appointee(s).

Resolution Management recommends a vote FOR the following resolution. Please read the resolution in full in the accompanying Management Information Circular.

			For	Against	Abstain
1	A special resolution (the “Arrangement Resolution”) approving the arrangement of Masonite under section 182 of the Business Corporations Act (Ontario).	▶	☐	☐	☐

The full text of the Arrangement Resolution is set out on Appendix A to the Management Information Circular dated March 4, 2005 (the “Circular”) with respect to the Meeting, as such Arrangement Resolution may be amended or varied at the Meeting.

Signature(s)/Authorized Officer(s) — Sign Here — This section must be completed for your instructions to be executed.

If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this VIF with signing capacity stated.

Signature(s)

Day